Exhibit 10.1

INVESTMENT ADVISORY AND
MANAGEMENT AGREEMENT
by and between
CMFT Securities Investments, LLC
and
CIM Capital IC Management, LLC

INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT, dated as of December 6, 2019, by and between CMFT Securities Investments, LLC, a Delaware limited liability company (the “Company”), and CIM Capital IC Management, LLC, a Delaware limited liability company (the “Advisor”).

W I T N E S S E T H:

WHEREAS, the Company is a wholly-owned subsidiary of CIM Real Estate Finance Trust, Inc., a Maryland corporation (“CMFT”) that qualifies as a real estate investment trust and invests its funds in investments permitted by the terms of CMFT’s Governing Agreements (as hereinafter defined) and Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, the Advisor is an investment adviser that has registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

WHEREAS, the Company desires to avail itself of the experience, sources of information, advice, assistance and certain facilities available to the Advisor and to have the Advisor undertake the duties and responsibilities hereinafter set forth; and

WHEREAS, the Advisor is willing to undertake to perform such investment advisory services for the Company in the manner and on the terms set forth herein.

NOW THEREFORE, the Company and the Advisor hereby agree as follows:

Section 1.    Definitions.

(a)	The following terms shall have the meanings set forth in this Section 1(a):
“Advisers Act” has the meaning set forth in the Recitals.
“Advisor” has the meaning set forth in the Recitals.
“Advisor Expenses” has the meaning set forth in Section 7(a) hereof.
“Advisor Indemnified Party” has the meaning set forth in Section 8(a) hereof.
“Advisor Permitted Disclosure Parties” has the meaning set forth in Section 5(a) hereof.
“Advisory Fee” means the advisory fee, without duplication, payable quarterly in arrears with respect to each calendar quarter commencing with the quarter in which the Effective Date occurs, in an amount equal to 1.50% per annum (0.375% per quarter) of the Company’s Equity. The Advisory Fee shall be pro rated for partial periods, to the extent necessary, as described more fully elsewhere herein.
“Affiliate” means with respect to a Person (i) any Person directly or indirectly controlling, controlled by, or under common control with such other Person, (ii) any executive officer, employee or general partner of such Person, (iii) any member of the board of directors or board of managers (or bodies performing similar functions) of such Person, and (iv) any legal entity for which such Person acts as an executive officer or general partner.
“Agreement” means this Investment Advisory and Management Agreement, as amended, restated, supplemented or otherwise modified from time to time.
“Allocation Policy” means the allocation policy and procedures of the Advisor and/or its Affiliates, in effect from time to time, with respect to the allocation of investment opportunities among the Company and/or CMFT, as applicable, and one or more CIM Funds (as the same may be amended, updated or revised from time to time).
“Automatic Renewal Term” has the meaning set forth in Section 10(a) hereof.
“Board” means the board of directors of CMFT.
“Business Day” means any day except a Saturday, a Sunday or a day on which banking institutions in New York, New York are not required to be open.
“Cause Event” means (i) a final judgment by any court or governmental body of competent jurisdiction not stayed or vacated within thirty (30) days that the Advisor, its agents or its assignees has committed a felony or a material violation of applicable securities laws that has a material adverse effect on the business of the Company, CMFT or the ability of the Advisor to perform its duties under the terms of this Agreement, (ii) an order for relief in an involuntary bankruptcy case relating to the Advisor or the Advisor authorizing or filing a voluntary bankruptcy petition, (iii) the dissolution of the Advisor, or (iv) a determination that the Advisor has committed fraud against the Company or CMFT, misappropriated or embezzled funds of the Company or CMFT, or has acted, or failed to act, in a manner constituting bad faith, willful misconduct, gross negligence or reckless disregard in the performance of its duties under this Agreement; provided, however, that if any of the actions or omissions described in this clause (iv) are caused by an employee and/or officer of the Advisor or one of its Affiliates and the Advisor takes all necessary action against such person and cures the damage caused by such actions or omissions within thirty (30) days of such determination, then such event shall not constitute a Cause Event.
“CIM” means, collectively, CIM Group, LLC, a Delaware limited liability company, and any Affiliate thereof.
“CIM Funds” means, collectively, any funds, vehicles, accounts, products and/or other similar arrangements sponsored and/or managed by CIM, whether currently in existence or subsequently established, in each case, including any related successor funds, alternative vehicles, supplemental capital vehicles, co-investment vehicles and other entities formed in connection with CIM’s side-by- side or additional general partner investments with respect thereto.
“Claim” has the meaning set forth in Section 8(c) hereof.
“CMFT” has the meaning set forth in the Recitals.
“CMFT Management Agreement” means the Amended and Restated Management Agreement dated as of August 20, 2019 by and between CMFT and CMFT Manager, together with any amendments thereto.
“CMFT Manager” means CIM Real Estate Finance Management, LLC, a Delaware limited liability company.
“Code” has the meaning set forth in the Recitals.
“Common Stock” means the common stock, par value $0.01, of CMFT.
“Company” means CMFT Securities Investments, LLC, a Delaware limited liability company, and, where the context requires, its Subsidiaries and Affiliates.

“Company Indemnified Party” has meaning set forth in Section 8(b) hereof.
“Conduct Policies” has the meaning set forth in Section 2(p) hereof.
“Confidential Information” has the meaning set forth in Section 5 hereof.
“Core Earnings” means, with respect to the Company, the net income (loss) attributable to the stockholders of the Company, computed in accordance with GAAP, including realized gains and losses not otherwise included in GAAP net income (loss) and excluding (i) any Securities Manager Incentive Compensation, (ii) depreciation and amortization, (iii) any unrealized gains or losses or other similar non-cash items that are included in net income for the applicable reporting period, regardless of whether such items are included in other comprehensive income or loss, or in net income, (iv) one-time events pursuant to changes in GAAP and (v) certain material non-cash income or expense items, in each case after discussions between the Advisor and the Board and approval by a majority of the Independent Directors.
For the avoidance of doubt, for the Company’s debt investments related to real estate, the exclusion of depreciation and amortization from the calculation of Core Earnings shall only apply to the extent that the Company of CMFT forecloses upon the property or properties underlying such debt investments.
“Director” means a member of the Board of Directors of CMFT.
“Effective Date” means December 6, 2019.
“Effective Termination Date” has the meaning set forth in Section 10(b) hereof.
“Equity” means (a) the sum of (1) the net capital transferred by CMFT to the Company, plus (2) the Company’s cumulative Core Earnings from and after the Effective Date to the end of the most recently completed calendar quarter, plus (3) cash retained on the Company’s balance sheet as of the Effective Date, less (b) any distributions to CMFT from and after the Effective Date. With respect to that portion of the period from an after the Effective Date that is used in any calculation of Securities Manager Incentive Compensation or the Advisory Fee, all items in the foregoing sentence (other than clause (a)(2)) shall be calculated on a daily weighted average basis. For the avoidance of doubt, Equity, as defined herein, is intended to be limited to those items solely pertaining to the Company and, as such, excludes any amounts included as “Equity” in the CMFT Management Agreement for the corresponding time period.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“GAAP” means generally accepted accounting principles in effect in the United States on the date such principles are applied.
“Governing Agreements” means, with regard to any entity, the articles of incorporation or certificate of incorporation and bylaws in the case of a corporation, the certificate of limited partnership (if applicable) and the partnership agreement in the case of a general or limited partnership, the certificate of formation and limited liability company agreement in the case of a limited liability company, the trust instrument in the case of a trust, or similar governing documents in each case as amended.
“Incentive Compensation” has the meaning set forth in the CMFT Management Agreement.
“Indemnified Party” has the meaning set forth in Section 8(b) hereof.
“Independent Director” means a member of the Board who is “independent” in accordance with CMFT’s Governing Agreements and the rules of the applicable National Securities Exchange.
“Initial Term” has the meaning set forth in Section 10(a) hereof.
“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.
“Losses” has the meaning set forth in Section 8(a) hereof.
“National Securities Exchange” means any national securities exchange or nationally recognized automated quotation system on which the shares of Common Stock of CMFT (or its Affiliates) are listed, traded, exchanged or quoted.

“Notice of Proposal to Negotiate” has the meaning set forth in Section 10(c) hereof.
“Person” means any natural person, corporation, partnership, association, limited liability company, estate, trust, joint venture, any federal, state, county or municipal government or any bureau, department or agency thereof or any other legal entity and any fiduciary acting in such capacity on behalf of the foregoing.
“Portfolio Guidelines” means the guidelines of CMFT approved by the Board with respect to the assets to be targeted for inclusion in the Company’s portfolio, as may be amended, restated, modified, supplemented or waived pursuant to the approval of a majority of the Board, including a majority of the Independent Directors, from time to time.
“Regulation FD” means Regulation FD as promulgated by the SEC.
“REIT” means a “real estate investment trust” as defined under the Code.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Securities Manager Incentive Compensation” has the meaning set forth in Section 6(d) hereof.
“Managed Assets” means the portfolio of real estate and/or corporate credit-related securities directly or indirectly held by the Company and managed by the Advisor and/or any Sub-Advisor, which may include (a) commercial real estate debt securities; (b) fixed or floating rate commercial mortgage-backed securities (“CMBS”) or securities referencing the CMBS market; (c) debt and equity tranches of commercial real estate collateralized loan obligations (“CLOs”) sponsored by third party managers; (d) commercial real estate-related securities, including, but not limited to, those of publicly traded REITs, real estate operating companies and exchange- traded funds, index funds, and other investment vehicles that invest principally, directly or indirectly, in real estate; (e) corporate loans and corporate bonds; (f) investments in the debt and equity tranches of corporate CLOs; (g) opportunistic credit investments; and (h) other real estate and credit-related securities investments.
“Sub-Advisor” shall have meaning set forth in Section 2(g) hereof.
“Subsidiary” means a corporation, limited liability company, partnership, joint venture or other entity or organization of which: (a) the Company or any other subsidiary of the Company is a general partner or managing member, or (b) voting power to elect a majority of the board of directors, trustees or other Persons performing similar functions with respect to such entity or organization is held by the Company or by any one or more of the Company’s subsidiaries.
“Termination Fee” means a termination fee equal to three (3) times the sum of (i) the average annual Advisory Fee, and (ii) average annual Securities Manager Incentive Compensation, in each case earned by the Advisor during the 24-month period immediately preceding the most recently completed calendar quarter prior to the Effective Termination Date, or, if this Agreement is terminated prior to the second anniversary of the Effective Date and such termination fee is payable, the Advisory Fee and the Securities Manager Incentive Compensation shall be annualized for the period from the Effective Date to the Effective Termination Date based on the Advisory Fee and Securities Manager Incentive Compensation actually received by the Advisor during such period.
“Termination Notice” has the meaning set forth in Section 10(b) hereof.
“Termination Without Cause” has the meaning set forth in Section 10(b) hereof.
“Treasury Regulations” means the Procedures and Administration Regulation promulgated by the U.S. Department of Treasury under the Code, as amended.

(b)As used herein, accounting terms relating to the Company and its Subsidiaries, if any, not defined in Section 1(a) and accounting terms partly defined in Section 1(a), to the extent not defined, shall have the respective meanings given to them under GAAP. As used herein, “calendar quarters” shall mean the period from January 1 to March 31, April 1 to June 30, July 1 to September 30 and October 1 to December 31 of the applicable year.

(c)The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.

(d)The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

Section 2.    Appointment and Duties of the Advisor.

(a)The Company hereby appoints the Advisor, as agent, to act as the investment adviser to the Company and to manage the investment and reinvestment of the Managed Assets and the day-to-day business and affairs of the Company and its Subsidiaries, subject to the supervision of the Board, during the term hereof and upon the terms and conditions herein set forth, in accordance with: the Portfolio Guidelines applicable to the Managed Assets; (i) the Advisers Act; and (iii) all other applicable federal and state laws, rules and regulations, and the Company’s and CMFT’s Governing Agreements.

(b)The Advisor hereby accepts such appointment and agrees during the term hereof to render such services, subject to the payment of compensation provided for herein. By accepting such appointment, the Advisor acknowledges that it has fiduciary responsibility to the Company, CMFT and CMFT’s stockholders. Except as otherwise provided in this Agreement, the Advisor hereby agrees to use its commercially reasonable efforts to perform each of the duties set forth herein, provided that the Company reimburses the Advisor for costs and expenses in accordance with Section 7 hereof. The appointment of the Advisor shall be exclusive to the Advisor, except to the extent that the Advisor elects, in its sole and absolute discretion, subject to the terms of this Agreement, to cause the duties of the Advisor as set forth herein to be provided by third parties and/or its Affiliates.

(c)The Advisor, in its capacity as investment advisor with respect to the Managed Assets and manager of the operations of the Company, at all times will be subject to the ultimate supervision and direction of the Board and will have only such functions and authority as the Board may delegate to it, including, without limitation, managing CMFT’s and the Company’s acquisition, investment and origination activities and other business affairs in conformity with the Portfolio Guidelines and other policies that are approved and monitored by the Board. The Company and the Manager hereby acknowledge the recommendation by the CMFT Manager and the Advisor and the approval by the Board of the Portfolio Guidelines.
(d)Without limiting the generality of the above, and subject to the ultimate supervision of the Board and consistent with the terms and conditions of this Agreement, and the provisions of the Company’s and CMFT’s Governing Agreements, the Advisor will have plenary authority with respect to the management of the business and affairs of the Company and will be responsible for the day-to-day management of the Company. The Adviser will perform (or cause to be performed through one or more of its Affiliates or Subsidiaries) such services and activities relating to the portfolio, business and affairs of the Company as may be appropriate or otherwise mutually agreed from time to time, which may include, without limitation:

(i)
determining the composition of the portfolio of the Company, the nature and timing of the changes thereto and the manner of implementing such changes, subject at all times to the Portfolio Guidelines and other policies that may be approved and monitored by the Board;

(ii)
serving as an advisor to the Company and the Board with respect to the establishment and periodic review of Portfolio Guidelines applicable to the Managed Assets and the Company’s financing activities and operations, any modifications to which will be approved by a majority of the Board (which must include a majority of the Independent Directors);

(iii)
identifying, investigating, analyzing, and selecting possible investment opportunities and originating, negotiating, acquiring, consummating, monitoring, financing, retaining, selling, negotiating for prepayment, restructuring, refinancing, hypothecating, pledging or otherwise disposing of Managed Assets, consistent in all material respects with the Portfolio Guidelines;

(iv)
with respect to prospective purchases, sales, exchanges or other dispositions of investments, conducting negotiations on the Company’s behalf with sellers, purchasers, and other counterparties and, if applicable, their respective agents, advisors and representatives;

(v)
negotiating and entering into, on the Company’s behalf, repurchase agreements, interest rate or currency swap agreements, hedging arrangements, financing arrangements (including one or more credit facilities), foreign exchange transactions, derivative transactions, and other agreements and instruments required or appropriate in connection with the Company’s activities;

(vi)
engaging and supervising, on the Company’s behalf and at the Company’s expense, independent contractors, advisors, consultants, attorneys, accountants, auditors, and other service providers (which may include Affiliates of the Advisor) that provide various services with respect to the Company, including, without limitation, applicable investment banking, securities brokerage, mortgage brokerage, credit analysis, risk management services, asset management services, loan servicing, custodial services, trustee services, other financial, legal or accounting services, due diligence services, underwriting review services, and all other services (including any applicable transfer agent or registrar services) as may be required relating to the Company’s activities, operations or the Managed Assets;

(vii)	coordinating and managing operations of any co-investment interests held by the Company and conducting all matters with the co-investment partners;

(viii)	providing executive and administrative personnel, office space and office services required in rendering services to the Company;

(ix)
in coordination with the CMFT Manager, administering the day-to-day operations and performing and supervising the performance of such other administrative functions necessary to the Company’ s management as may be agreed upon by the Advisor and the Board, including, without limitation, the collection of revenues and the payment of the Company’ s debts and obligations and maintenance of appropriate computer services to perform such administrative functions;

(x)	counseling the Company in connection with policy decisions to be made by the Board with respect to the Company or the Managed Assets;

(xi)
evaluating and recommending to the Company to recommend to the Board hedging strategies, as appropriate, and engaging in hedging activities on the Company’ s behalf, consistent with CMFT’s qualification as a REIT and with the Portfolio Guidelines;

(xii)	furnishing reports to the Company and the Board regarding the Company’s activities and the services performed for the Company by the Advisor and its Affiliates;

(xiii)
monitoring the operating performance of the Managed Assets and providing periodic reports with respect thereto to the Company to provide to the Board, including comparative information with respect to such operating performance and budgeted or projected operating results;

(xiv)
investing and reinvesting any moneys and securities of the Company (including investing in short-term investments pending redeployment in other Managed Assets, payment of fees, costs and expenses, or payments of dividends or distributions to the Company or to CMFT’s stockholders) and advising the Company as to the Company’s capital structure, as applicable;

(xv)	in coordination with the CMFT Manager, causing the Company to retain or employ a qualified independent public accounting firm and legal counsel, as applicable, to assist in maintaining appropriate accounting procedures and systems, internal controls and other compliance procedures and systems applicable to the Managed Assets and to conduct periodic compliance reviews with respect thereto;

(xvi)	assisting the Company in qualifying to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

(xvii)
assisting the Company in complying with all regulatory requirements applicable to the Company in respect of the Company’ s business activities and taking all necessary actions to enable the Company to make required tax filings under the Code;

(xviii)
handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which the Company may be involved or to which the Company may be subject arising out of the Company’s day-to-day activities (other than with the Advisor, the CMFT Manager or their Affiliates), subject to such reasonable limitations or parameters as may be imposed from time to time by the Board;

(xix)
using commercially reasonable efforts to cause expenses incurred by the Company or on the Company’ s behalf to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by the Board from time to time;

(xx)
placing, or arranging for the placement of, all orders pursuant to the Advisor’s investment determinations for the Company either directly with the issuer of assets or with a broker or dealer (including any affiliated broker or dealer);

(xxi)
counseling the Company with respect to and structuring long-term financing vehicles for the Company’s portfolio of assets, and offering and selling securities publicly or privately in connection with any such structured financing;

(xxii)
serving as the Company’s advisor with respect to decisions regarding any of the Company’s financings, hedging activities or borrowings undertaken by the Company, including (1) assisting the Company in developing criteria for debt and equity financing that is specifically tailored to the Company’s investment objectives, and (2) advising the Company with respect to obtaining appropriate financing for the Company’s Managed Assets (which, in accordance with applicable law and the terms and conditions of this Agreement and the Company’s and CMFT’s Governing Agreements, may include financing by the Advisor of the CMFT Manager);

(xxiii)
obtaining the prior approval of a majority of the Independent Directors and a majority of the Board not otherwise interested in any transaction with the Advisor, the CMFT Manager or their Affiliates involving the Company;

(xxiv)	providing the Company with such other investment advisory, management, research and related services as the Company may, from time to time, reasonably require for the investment of its funds; and

(xxv)
performing such other services from time to time in connection with the management of the business and affairs of the Company as the Board request and/or the Advisor shall deem appropriate under the particular circumstances.

(e)For the period and on the terms and conditions set forth in this Agreement, the Company and each of its Subsidiaries hereby constitutes, appoints and authorizes the Advisor, and any officer of the Advisor acting on its behalf from time to time, as the Company’s true and lawful agent and attorney-in-fact, in its name, place and stead, to effectuate investment decisions for the Company and to negotiate, execute, deliver and enter into any certificates, instruments, agreements, authorizations and other documentation in the name and on behalf of the Company as the Advisor, in its sole discretion, deems necessary or appropriate in connection with the performance of its services hereunder. This power of attorney is deemed to be coupled with an interest. In performing such services, as an agent of the Company, the Advisor shall have the right to exercise all powers and authority which are reasonably necessary and customary to perform its obligations under this Agreement, including the following powers, subject in each case to the terms and conditions of this Agreement, including, without limitation, the Portfolio Guidelines:

(i)	to purchase, exchange or otherwise acquire and to sell, exchange or otherwise dispose of, any Managed Asset in a public or private transaction;

(ii)
to borrow and, for the purpose of securing the repayment thereof, to pledge, mortgage or otherwise encumber Managed Assets and enter into agreements in connection therewith, including, without limitation, repurchase agreements, master repurchase agreements, International Swap Dealer Association swaps, caps and other agreements and annexes thereto and other futures and forward agreements;

(iii)	to purchase and hold Managed Assets subject to mortgages or other liens;

(iv)	to extend the time of payment of any liens or encumbrances which may at any time be encumbrances upon any Managed Asset, irrespective of by whom the same were made;

(v)	to foreclose, to reduce the rate of interest on, and to consent to the modification and extension of the maturity or other terms of any debt investment, or to accept a deed in lieu of foreclosure;

(vi)	to join in a voluntary partition of any Managed Asset;

(vii)	to participate in vehicles acquiring interests or Managed Assets;

(viii)	to obtain and maintain insurance in such amounts and against such risks as are prudent in accordance with customary and sound business practices in the appropriate geographic area;

(ix)	to use the personnel and resources of its Affiliates in performing the services specified in this Agreement;

(x)
to designate and engage all professionals, consultants and other service providers subject to and in accordance with, as applicable, Section 2(f), to perform services (directly or indirectly) on behalf of the Company and its Subsidiaries, including, without limitation, accountants, legal counsel and engineers; and

(xi)	to take any and all other actions as are necessary or appropriate in connection with the Company’s Managed Assets.

The Advisor shall be authorized to represent to third parties that it has the power to perform the actions which it is authorized to perform under this Agreement.

(f)The Advisor may retain, for and on behalf, and at the sole cost and expense, of the Company, such services of the persons and firms referred to in Section 7(b) hereof as the Advisor deems necessary or advisable in connection with the management and operations of the Company, which may include Affiliates of the Advisor; provided, that any such services may only be provided by Affiliates of the Advisor to the extent (i) such services are on arm’s length terms and competitive market rates in relation to terms that are then customary for agreements regarding the provision of such services to companies that have assets similar in type, quality and value to the assets of the Company and its Subsidiaries, or (ii) such services are approved by a majority of the Independent Directors. In performing its duties under this Section 2, the Advisor shall be entitled to rely reasonably on qualified experts and professionals (including, without limitation, accountants, legal counsel and other professional service providers) hired by the Advisor at the Company’s sole cost and expense. The Advisor shall keep the Board reasonably informed on a periodic basis as to any services provided by Affiliates of the Advisor not approved by a majority of the Independent Directors.

(g)The Adviser is hereby authorized to enter into one or more sub-advisory agreements with other registered investment advisers (each, a “Sub-Adviser”) pursuant to which the Adviser may obtain the services of the Sub-Adviser(s) to assist the Adviser in providing the investment advisory services required to be provided by the Adviser under this Agreement. Specifically, the Adviser may retain a Sub-Adviser to recommend specific securities or other investments based upon the Company’s investment objectives, policies and restrictions, and work, along with the Adviser, in structuring, negotiating, arranging or effecting the acquisition or disposition of such investments and monitoring investments on behalf of the Company, subject to the oversight of the Adviser and the Board. Any sub-advisory agreement entered into by the Adviser shall be in accordance with the requirements of applicable federal and state law. The Adviser, and not the Company, shall be responsible for any compensation payable to any Sub-Adviser; provided, however, that the Adviser shall have the right to direct the Company to pay directly any Sub-Adviser the amounts due and payable to such Sub-Adviser from the fees and expenses payable to the Adviser under this Agreement.

(h)The Advisor shall refrain from any action that, in its sole judgment made in good faith, (i) is not in compliance with the Portfolio Guidelines, (ii) would adversely and materially affect the qualification of CMFT as a REIT under the Code or CMFT’s, the Company’s and their respective Subsidiaries’ status as entities excluded from investment company status under the Investment Company Act, or (iii) would materially violate the Conduct Policies, any law, rule or regulation of any governmental body or agency having jurisdiction over CMFT, the Company and their Subsidiaries or of any exchange on which the securities of CMFT may be listed or that would otherwise not be permitted by the applicable Governing Agreements. If the Advisor is ordered to take any action by the Board, the Advisor shall seek to promptly notify the Board if it is the Advisor’s reasonable judgment that such action would adversely and materially affect such status or violate any such law, rule or regulation or Governing Agreements. Notwithstanding the foregoing, neither the Advisor nor any of its Affiliates shall be liable to the Company, the Board, CMFT, or CMFT’s stockholders for any act or omission by the Advisor or any of its Affiliates, except as provided in Section 8 of this Agreement.

(i)The Company (including the Board) agrees to take all actions reasonably required to permit and enable the Advisor to carry out its duties and obligations under this Agreement, including, without limitation, all steps reasonably necessary to allow the Advisor to make any filing required to be made under any applicable law, rule or regulation on behalf of the Company in a timely manner. The Company further agrees to use commercially reasonable efforts to make available to the Advisor all resources, information and materials reasonably requested by the Advisor to enable the Advisor to satisfy its obligations hereunder, including any obligations to deliver financial statements and any other information or reports with respect to the Company.

(j)As frequently as the Advisor may deem reasonably necessary or advisable, or at the direction of the Board, the Advisor shall prepare, or, at the sole cost and expense of the Company, cause to be prepared, (i) reports and other information on the Company’s operations and (ii) other information relating to any Managed Assets as may be reasonably requested by the Company or Board.

(k)The Advisor shall prepare, or, at the sole cost and expense of the Company, cause to be prepared, all periodic reports and financial statements with respect to the Company and the Managed Assets reasonably required by the Board in order for the Company to comply with its Governing Agreements, or any other materials required to be filed with any governmental body or agency, and shall prepare, or, at the sole cost and expense of the Company, cause to be prepared, all materials and data necessary to complete such reports and other materials.

(l)The Advisor shall prepare, or, at the sole cost and expense to the Company, cause to be prepared, regular reports for the Company to provide to the Board to enable the Board to review the Company’s investments, portfolio composition and characteristics, performance, and compliance with the Portfolio Guidelines, and policies approved by the Board.

(m)Officers, employees and agents of the Advisor and its Affiliates may serve as directors, officers, employees, agents, nominees or signatories for the Company or any of its Subsidiaries, to the extent permitted by the Company’s and CMFT’s Governing Agreements and by any resolutions duly adopted by the Board. When executing documents or otherwise acting in such capacities for the Company or any of its Subsidiaries, such Persons shall indicate in what capacity they are executing on behalf of the Company or any of its Subsidiaries.

(n)At all times during the term of this Agreement, the Advisor, shall maintain “errors and omissions” insurance coverage and other insurance coverage that is customarily carried by investment advisors performing functions similar to those of the Advisor under this Agreement with respect to assets similar to the assets of the Company and the Subsidiaries.

(o)The Advisor shall coordinate with the CMFT Manager to provide, or, at the sole cost and expense of the Company, shall cause to be provided, such internal audit, compliance, legal, finance and control services as may be required for the Company to comply with applicable law, regulations and as otherwise reasonably requested by the Company or the Board from time to time.

(p)The Advisor agrees to be bound by CMFT’s Code of Business Conduct and Ethics and other compliance and governance policies and procedures required for CMFT or the Company under the Exchange Act, the Securities Act, or by the National Securities Exchange or other securities exchange, if any (collectively, the “Conduct Policies”), and to take, or cause to be taken, all actions reasonably required to cause its officers, directors, members, and employees, and any officers or employees of its Affiliates acting on behalf of the Advisor who are involved in the business and affairs of the Company, and any Sub-Advisers, to be bound by the Conduct Policies to the extent applicable to such Persons.

Section 3.    Additional Activities of the Advisor; Allocation of Acquisition or Origination Opportunities; Non-Solicitation; Restrictions.

(a)Nothing in this Agreement shall (i) prevent the Advisor or any of its Affiliates, or any of its or their officers, directors or employees from engaging in other businesses or from rendering services of any kind to any other Person or entity, whether or not the portfolio objectives or policies of any such other Person or entity are similar to those of the Company, including, without limitation, the sponsoring, closing and/or managing of any CIM Funds that employ objectives or strategies that overlap, in whole or in part, with the Portfolio Guidelines of the Company, (ii) in any way restrict or otherwise limit the Advisor or any of its Affiliates, or any of its or their officers, directors or employees from buying, selling or trading any securities or commodities for their own accounts or for the account of others for whom the Advisor or any of its Affiliates, or any of its or their officers, directors or employees may be acting, or (iii) prevent the Advisor or any of its Affiliates from receiving fees or other compensation or profits from such activities described in this Section 3(a) which shall be for the Advisor’s (and/or its Affiliates’) sole benefit. While information and recommendations supplied to the Company shall, in the Advisor’s reasonable and good faith judgment, be appropriate under the circumstances and in light of the portfolio objectives and policies of the Company, such information and recommendations may be different in certain material respects from the information and recommendations supplied by the Advisor or any Affiliate of the Advisor to others (including, for greater certainty, the CIM Funds and their partners, co-investors, and/or other interest-holders, as described more fully in Section 3(b)). The Advisor and the Company acknowledge and agree that, notwithstanding anything to the contrary contained herein, (i) Affiliates of the Advisor sponsor and/or manage one or more CIM Funds and may in the future sponsor and/or manage additional CIM Funds, and (ii) to the extent that any CIM Funds have objectives or guidelines that overlap with the Portfolio Guidelines of the Company, in whole or in part, the Advisor will allocate such acquisition opportunities in accordance with the Allocation Policy.

(b)In connection with the services of the Advisor hereunder, the Company and the Board acknowledge and agree that (i) as part of CIM’s regular businesses, personnel of the Advisor and its Affiliates may from time-to-time work on other projects and matters (including with respect to one or more CIM Funds), and that conflicts may arise with respect to the allocation of personnel between the Company and one or more CIM Funds and/or the Advisor and such other Affiliates, (ii) there may be circumstances where opportunities that are consistent with the Company’s Portfolio Guidelines may be shared with or allocated to one or more CIM Funds (in lieu of the Company) in accordance with the Allocation Policy, (iii) CIM Funds may, from time to time, acquire interests in Managed Assets in which the Company may also have an interest (including at a different level of an issuer’s capital structure (e.g., acquisition by a CIM Fund of an equity or mezzanine interest with respect to the same portfolio entity in which the Company owns a debt interest or vice versa) or in a different tranche of debt or equity with respect to an issuer in which the Company has an interest) and, while CIM will seek to resolve any such conflicts in a fair and equitable manner in accordance with the Allocation Policy and its prevailing policies and procedures with respect to conflicts resolution among the CIM Funds generally, such transactions shall not be required to be presented to the Board for approval (unless otherwise required by the Portfolio Guidelines), and there can be no assurance that any such conflicts will be resolved in favor of the Company, (iv) the Advisor and its Affiliates may from time-to-time receive fees from portfolio entities or other issuers, including arranging, underwriting, syndication or refinancing fees or other additional fees, including acquisition fees, loan servicing fees, special servicing fees, administrative fees or management fees, including with respect to CIM Funds and related portfolio entities, and while such fees may give rise to conflicts of interest the Company will not receive the benefit of any such fees, and (v) the terms and conditions of the governing agreements of such CIM Funds (including with respect to the economic, reporting, and other rights afforded to partners, co-investors, and/or other interest-holders in such CIM Funds) are materially different than the terms and conditions applicable to the Company and its stockholders, and neither the Company nor any such stockholders (in such capacity) shall have the right to receive the benefit of any such different terms applicable to partners or co-investors in such CIM Funds as a result of being a stockholder in the Company or otherwise. The Advisor shall keep the Company and the Board reasonably informed on a periodic basis in connection with the foregoing, including with respect to any transactions that present conflicts contemplated by clause (iii) of this Section 3(b) and shall provide the Company, to provide to the Board, quarterly updates in respect of such matters.

(c)Subject to Section 3(b), the Board will periodically review the Portfolio Guidelines and the portfolios for both CMFT and the Company when and as determined in its discretion, but will not review each proposed acquisition; provided, that the Advisor shall not consummate on behalf of the Company any transaction that involves the sale of any Managed Asset to, or the acquisition of any Managed Asset from, CIM, any CIM Fund, or any of their Affiliates unless such transaction (A) is on terms no less favorable to the Company than could have been obtained on an arm’s length basis from an unrelated third party and (B) has been approved in advance by a majority of the Independent Directors. In connection with the foregoing, it is understood and/or agreed for greater certainty that while conflicts of interests may arise from time to time in connection with the acquisition activities of the Company, CIM and the CIM Funds (including as more fully described in Section 3(b) above) and the Advisor will seek to resolve any such conflicts of interest in a fair and equitable manner in accordance with the Allocation Policy and its prevailing policies and procedures with respect to conflicts resolution among CIM Funds generally, only those transactions set forth above shall be expressly required to be presented for approval to the Independent Directors or any committee thereof (unless otherwise required by the Portfolio Guidelines); provided, that the foregoing shall not limit the ability of the Advisor, in its discretion, to present additional matters involving the Company to the Independent Directors from time to time for review, advice and/or approval to the extent the Advisor reasonably determines that doing so is appropriate under the circumstances (including, without limitation, as a result of a determination that such matters give rise to material conflicts of interest that are appropriate to be reviewed and/or approved by the Independent Directors).

(d)In the event of a Termination Without Cause of this Agreement by the Company pursuant to Section 10(b) hereof, for two (2) years after such termination of this Agreement, neither CMFT nor the Company shall, without the consent of the Advisor, employ or otherwise retain any employee of the Advisor or any of its Affiliates or any person who has been employed by the Advisor or any of its Affiliates at any time within the two (2) year period immediately preceding the date on which such person commences employment with or is otherwise retained by the Company. The Company acknowledges and agrees that, in addition to any damages, the Advisor may be entitled to equitable relief for any violation of this Section 3(d) by the Company, including, without limitation, injunctive relief.

(e)At the reasonable request of the Board, the Adviser shall review the Allocation Policy with the Board and respond to reasonable questions regarding the Allocation Policy as it relates to the Managed Assets and the services under this Agreement.

Section 4.    Bank Accounts. At the direction of the Board, the Advisor may establish and maintain, as agent on behalf of the Company, one or more bank accounts in the name of the Company or any Subsidiary, and may collect and deposit into any such account or accounts, and disburse funds from any such account or accounts, under such terms and conditions as the Board may approve; and the Advisor shall from time to time render appropriate accountings of such collections and payments to the Board and, upon request, to the auditors of CMFT, the Company or any Subsidiary.

Section 5.    Records; Confidentiality. The Advisor shall maintain appropriate books of account, records and files relating to services performed hereunder, and such books of account, records and files shall be accessible for inspection by representatives of the Company or any Subsidiary at any time during normal business hours upon advance written notice. The Advisor shall have full responsibility for the maintenance, care and safekeeping of all such books of account, records and files (it being understood that services may be provided with respect to the Company by service providers (e.g., administrators, prime brokers and custodians) and so long as such service providers are monitored by the Advisor with due care, the Advisor shall be in compliance with the foregoing). The Advisor shall keep confidential any and all non-public information, written or oral, obtained by it in connection with the services rendered hereunder (“Confidential Information”) and shall not use Confidential Information in contravention of its duties under this Agreement or disclose Confidential Information, in whole or in part, to any Person other than (i) to officers, directors, employees, agents, representatives, advisors of the Advisor or its Affiliates who need to know such Confidential Information for the purpose of rendering services hereunder or in furtherance of CIM’s management or capital markets businesses, (ii) to appraisers, lenders or other financing sources, co-originators, custodians, administrators, brokers, commercial counterparties or any similar entity and others in the ordinary course of the Company’s business ((i) and (ii) collectively, “Advisor Permitted Disclosure Parties”), (iii) in connection with any governmental or regulatory filings of the Company or disclosure or presentations to the Company’s stockholders (subject to compliance with Regulation FD), (iv) to governmental agencies or officials having jurisdiction over the Company or the Advisor, (v) as requested by law, legal process or regulatory request to which the Advisor or any Person to whom disclosure is permitted hereunder is a party or subject, (vi) to existing or prospective partners, co-investors, and/or other interest-holders in CIM Funds and their advisors to the extent such persons reasonably request such information, subject to an undertaking of confidentiality, non-disclosure and nonuse, or (vii) otherwise with the consent of the Company. The Advisor agrees to inform each of its Advisor Permitted Disclosure Parties of the non-public nature of the Confidential Information. Nothing herein shall prevent the Advisor from disclosing Confidential Information (i) upon the order of any court or administrative agency, (ii) upon the request or demand of, or pursuant to any law or regulation to, any regulatory agency or authority, (iii) to the extent reasonably required in connection with the exercise of any remedy hereunder, or (iv) to its legal counsel or independent auditors; provided, however that with respect to clauses (i) and (ii), it is agreed that, so long as not legally prohibited, the Advisor will provide the Company with written notice within a reasonable period of time of such order, request or demand so that the Company may seek, at its sole expense, an appropriate protective order and/or waive the Advisor’s compliance with the provisions of this Agreement. If, failing the entry of a protective order or the receipt of a waiver hereunder, the Advisor is required to disclose Confidential Information, the Advisor may disclose only that portion of such information that is legally required without liability hereunder; provided, that the Advisor agrees to exercise its reasonable best efforts to obtain reliable assurance that confidential treatment will be accorded such information. Notwithstanding anything herein to the contrary, each of the following shall be deemed to be excluded from provisions hereof: any Confidential Information that (A) is available to the public from a source other than the Advisor, (B) is released by the Company to the public (except to the extent exempt under Regulation FD) or to persons who are not under similar obligation of confidentiality to the Company, or (C) is obtained by the Advisor from a third-party which, to the best of the Advisor’s knowledge, does not constitute a breach by such third-party of an obligation of confidence with respect to the Confidential Information disclosed. The provisions of this Section 5 shall survive the expiration or earlier termination of this Agreement for a period of one year.

Section 6.    Compensation.

(a)For the services rendered under this Agreement, the Company shall pay the Advisory Fee and the Securities Manager Incentive Compensation to the Advisor.

(b)The parties acknowledge that the Advisory Fee is intended in part to compensate the Advisor and its Affiliates for the costs and expenses (other than reimbursable costs and expenses) they will incur hereunder and pursuant to any sub-advisory agreement, as well as certain expenses not otherwise reimbursable under Section 7 below, in order for the Advisor to provide the Company the investment advisory services rendered under this Agreement. Any management or advisory fee paid by the Advisor to a Sub-Advisor under a sub-advisory agreement shall not constitute an expense reimbursable by the Company under this Agreement or otherwise unless approved by the Board and majority of the Independent Directors.

(c)The Advisory Fee as calculated hereunder shall be payable in arrears in cash, in quarterly installments commencing with the quarter in which the Effective Date occurs. If applicable, the initial and final installments of the Advisory Fee shall be pro-rated based on the number of days during the initial and final quarter, respectively, that this Agreement is in effect. The Advisor shall work with the CMFT Manager as necessary to calculate each quarterly installment of the Advisory Fee, and deliver such calculation to the Company within thirty (30) days following the last day of each calendar quarter. The Company shall cause to be paid the Advisor each installment of the Advisory Fee within five (5) Business Days after the date of delivery to the Company and the CMFT Manager of such calculation.

(d)The Securities Manager Incentive Compensation as calculated hereunder shall be payable in arrears in cash, in quarterly installments commencing with the quarter in which the Effective Date occurs. Under the terms of the CMFT Management Agreement, the CMFT Manager is responsible for calculating each quarterly installment of the

Incentive Compensation within forty-five (45) days after the end of the calendar quarter with respect to which such installment is payable, and promptly delivering such calculation to the Board. In the event that any Incentive Compensation is earned and payable with respect to any period, the CMFT Manager will undertake an accounting to calculate the portion of such Incentive Compensation that was attributable to the performance of the Managed Assets and payable to the Advisor (the “Securities Manager Incentive Compensation”). The Company shall pay the Advisor each installment of the Securities Manager Incentive Compensation within five (5) Business Days after the date of delivery by the CMFT Manager to the Board of such calculation.

Section 7.    Expenses of the Company.

(a)Subject to Sections 2(e) and 7(b), the Advisor shall be responsible for the expenses related to any and all personnel of the Advisor and its Affiliates who provide services to the Company pursuant to this Agreement or otherwise (including, without limitation, each of the executive officers of the Company and any portfolio management, acquisitions or investment professionals), including, without limitation, salaries, bonus and other wages, payroll taxes and the cost of employee benefit plans of such personnel, and costs of insurance with respect to such personnel (“Advisor Expenses”).

(b)The Company shall pay all of its costs and expenses and shall reimburse the Advisor or its Affiliates for documented costs and expenses of the Advisor and its Affiliates to the extent incurred on behalf of the Company in accordance with this Agreement, other than Advisor Expenses. Without limiting the generality of the foregoing, it is specifically agreed that the following costs and expenses of the Company or any Subsidiary shall be paid by the Company and shall not be paid by the Advisor or Affiliates of the Advisor:

(i)
fees, costs and expenses in connection with the issuance and transaction costs incident to the acquisition, negotiation, structuring, trading, settling, disposition and financing of Managed Assets of the Company and its Subsidiaries (whether or not consummated), including brokerage commissions, hedging costs, prime brokerage fees, custodial expenses, clearing and settlement charges, forfeited deposits, and other costs, fees and expenses actually incurred in connection with the pursuit, making, holding, settling, monitoring or disposing of Managed Assets;

(ii)
all expenses associated with the pricing of Managed Assets, risk management expenses, and ordinary and recurring investment expenses, including all fees and expenses directly related to portfolio transactions and positions for the Company’s accounts;

(iii)
fees, costs and expenses of legal, tax, accounting, custodial, consulting, auditing (including internal audits), finance, administrative, investment banking, capital markets and other similar services rendered to the Company (including, where the context requires, through one or more third parties and/or Affiliates of the Advisor) or, if provided by the Advisor’s personnel or personnel of Affiliates of the Advisor, in accordance with Section 2(f) hereof;

(iv)
reimbursements of costs and expenses (to the extent such costs and expenses would otherwise be reimbursable if incurred by the Advisor or its Affiliates under this Section 7(b) of a Sub-Advisor engaged in accordance with Section 2(g) hereof;

(v)
interest and fees and expenses arising out of borrowings made by the Company, including, but not limited to, costs associated with the establishment and maintenance of any of the Company’s credit facilities, other financing facilities or arrangements, or other indebtedness of the Company, including repurchase agreements, interest rate or currency swap agreements (including the payment of commitment fees, accounting fees, legal fees, closing and other similar costs);

(vi)
the Company’s allocable share of costs associated with technology-related expenses, including without limitation, any computer software or hardware, electronic equipment or purchased information technology services from third-party vendors or Affiliates of the Advisor that are used for the Company, technology service providers and related software/hardware utilized in connection with the Company’s activities;

(vii)
the Company’s allocable share of expenses incurred by managers, officers, personnel and agents of the Advisor for travel on the Company’s behalf and other out-of-pocket expenses incurred by them in connection with the purchase, financing, refinancing, sale or other disposition of a Managed Asset or the establishment and maintenance of any of the Company’s financing facilities, arrangements or securitizations;

(viii)
the Company’s allocable share of costs and expenses incurred with respect to market information systems and publications, research publications and materials, including, without limitation, news research and quotation equipment and services;

(ix)
the Company’s allocable share of the cost per employee (consistent with the Advisor’s or its Affiliate’s general practices) for corporate finance, tax, accounting, internal audit, legal, risk management, operations, compliance and other personnel of the Advisor or one or more of its Affiliates who spend all or a portion of their time managing the Company’s affairs to the extent not otherwise excluded pursuant to Section 7(a). The Company’s share of such costs shall be based upon the percentage of time devoted by such personnel of the Advisor or one or more of its Affiliates to the Company’s and its Subsidiaries’ affairs or another reasonable allocation methodology;

(x)	the costs and expenses relating to ongoing regulatory compliance matters and regulatory reporting obligations relating to the Company’s activities;

(xi)
the costs of any litigation involving the Company or its Managed Assets and the amount of any judgments or settlements paid in connection therewith, directors and officers, liability or other insurance and indemnification or extraordinary expense or liability relating to the affairs of the Company;

(xii)	all taxes and license fees;

(xiii)
all insurance costs incurred in connection with the operation of the Company’s business including those insurance coverages required pursuant to Section 2(n) hereof and insurance reimbursements paid to Sub-Advisors;

(xiv)	the Company’s allocable share of costs and expenses incurred in contracting with third parties, in whole or in part, on the Company’s behalf;

(xv)
all other costs and expenses relating to the Company’s business and operations, including, without limitation, the costs and expenses of acquiring, owning, trading, and disposing of Managed Assets, including any applicable appraisal, reporting, audit and legal fees, and the compensation and expenses of any custodian, transfer agent or trustee;

(xvi)
expenses relating to any office(s) or office facilities, including, but not limited to, disaster backup recovery sites and facilities maintained for the Company or the Managed Assets of the Company and its Subsidiaries separate from the office or offices of the Advisor;

(xvii)
any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against the Company or any Subsidiary, or against any trustee, director, partner, member or officer of the Company or of any Subsidiary in his capacity as such for which the Company or any Subsidiary is required to indemnify such trustee, director, partner, member or officer by any court or governmental agency;

(xviii)
all other expenses actually incurred by the Advisor (except as otherwise specifically excluded herein) which are reasonably necessary for the performance by the Advisor of its duties and functions under this Agreement.

(c)The Advisor may, at its option, elect not to seek reimbursement for certain expenses during a given quarterly period, which determination shall not be deemed to construe a waiver of reimbursement for similar expenses in future periods.

(d)The Advisor shall prepare a written expense statement in reasonable detail documenting the costs and expenses of the Company incurred during each fiscal quarter to be reimbursed by the Company, and shall use commercially reasonable efforts to deliver the same to the Company within forty-five (45) days following the end of the applicable fiscal quarter (subject to reasonable delays resulting from delays in the receipt of information). The amounts payable for such cost and expense reimbursement shall be paid by the Company within ten (10) days following delivery of the expense statement by the Advisor; provided, that such payments may be offset by the Advisor against amounts due to the Company from the Advisor. Cost and expense reimbursement to the Advisor shall be subject to adjustment at the end of each calendar year in connection with the annual audit of CMFT and the Company.

(e)The provisions of this Section 7 shall survive the expiration or earlier termination of this Agreement to the extent such expenses have previously been incurred or are incurred in connection with such expiration or termination.

Section 8.    Limits of the Advisor’s Responsibility; Indemnification.

(a)The Advisor assumes no responsibility under this Agreement other than to render the services called for hereunder in good faith and shall not be responsible for any action of the Company or the Board in following or declining to follow any advice or recommendations of the Advisor, including as set forth in the Portfolio Guidelines. To the fullest extent permitted by law, the Advisor and its Affiliates, and the directors, officers, employees and stockholders of the

Advisor and its Affiliates, will not be liable to the Company, any Subsidiary, CMFT, the Board, or CMFT’s stockholders for any acts or omissions by the Advisor or its officers, employees or Affiliates performed in accordance with and pursuant to this Agreement, except by reason of acts or omissions constituting bad faith, willful misconduct, gross negligence or reckless disregard of their respective duties under this Agreement. The Company shall, to the full extent lawful, reimburse, indemnify and hold harmless the Advisor, its Affiliates, and the directors, officers, employees and stockholders of the Advisor and its Affiliates (each, a “Advisor Indemnified Party”), of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including reasonable attorneys’ fees) (collectively “Losses”) in respect of or arising from any acts or omissions of such Advisor Indemnified Party performed in good faith under this Agreement and not constituting bad faith, willful misconduct, gross negligence or reckless disregard of duties of such Advisor Indemnified Party under this Agreement. In addition, the Advisor will not be liable for errors that may result from ordinary negligence, including, without limitation, errors in the decision-making process with respect to the Managed Assets.

(b)The Advisor shall, to the full extent lawful, reimburse, indemnify and hold harmless the Company, its Subsidiaries, CMFT and the directors, officers, employees (if any) and the stockholders of CMFT, and each Person, if any, controlling the Company or CMFT (each, a “Company Indemnified Party”; an Advisor Indemnified Party and a Company Indemnified Party are each sometimes hereinafter referred to as an “Indemnified Party”) of and from any and all Losses in respect of or arising from (i) any acts or omissions of the Advisor constituting bad faith, willful misconduct, gross negligence or reckless disregard of duties of the Advisor under this Agreement or (ii) any claims by the Advisor’s or its Affiliate’s employees relating to the terms and conditions of their employment by the Advisor or its Affiliate.

(c)In case any such claim, suit, action, investigation or proceeding (a “Claim”) is brought against any Indemnified Party in respect of which indemnification may be sought by such Indemnified Party pursuant hereto, the Indemnified Party shall give prompt written notice thereof to the indemnifying party, which notice shall include all documents and information in the possession of or under the control of such Indemnified Party reasonably necessary for the evaluation and/or defense of such Claim and shall specifically state that indemnification for such Claim is being sought under this Section; provided, however, that the failure of the Indemnified Party to so notify the indemnifying party shall not limit or affect such Indemnified Party’s rights other than pursuant to this Section unless the failure to provide such notice results in material prejudice to the indemnifying party. Subject to any applicable insurance policy’s terms and conditions, upon receipt of such notice of Claim (together with such documents and information from such Indemnified Party), the indemnifying party shall, at its sole cost and expense, in good faith defend any such Claim with counsel reasonably satisfactory to such Indemnified Party, which counsel may, without limiting the rights of such Indemnified Party pursuant to the next succeeding sentence of this Section, also represent the indemnifying party in such investigation, action or proceeding. In the alternative, such Indemnified Party may elect to conduct the defense of the Claim, if (i) such Indemnified Party reasonably determines that the conduct of its defense by the indemnifying party could be materially prejudicial to its interests, (ii) the indemnifying party refuses to assume such defense (or fails to give written notice to the Indemnified Party within ten (10) days of receipt of a notice of Claim that the indemnifying party assumes such defense), or (iii) the indemnifying party shall have failed, in such Indemnified Party’s reasonable judgment, to defend the Claim in good faith. The indemnifying party may settle any Claim against such Indemnified Party, provided (i) such settlement is without any Losses (including equitable relief) whatsoever to such Indemnified Party, (ii) the settlement does not include or require any admission of liability or culpability by such Indemnified Party and (iii) the indemnifying party obtains an effective written release of liability for such Indemnified Party from the party to the Claim with whom such settlement is being made, which release must be reasonably acceptable to such Indemnified Party, and a dismissal with prejudice with respect to all claims made by the party against such Indemnified Party in connection with such Claim. The applicable Indemnified Party shall reasonably cooperate with the indemnifying party, at the indemnifying party’s sole cost and expense, in connection with the defense or settlement of any Claim in accordance with the terms hereof. If such Indemnified Party is entitled pursuant to this Section 8 to elect to defend such Claim by counsel of its own choosing and so elects, then the indemnifying party shall be responsible for any good faith settlement of such Claim entered into by such Indemnified Party. Except as provided in the immediately preceding sentence, no Indemnified Party may pay or settle any Claim and seek reimbursement therefor under this Section.

(d)Any Indemnified Party entitled to indemnification hereunder shall first seek recovery from any other indemnity then available with respect to portfolio entities and/or any applicable insurance policies by which such Indemnified Party is indemnified or covered prior to seeking recovery hereunder and shall obtain the written consent of the Company or Advisor (as applicable) prior to entering into any compromise or settlement which would result in an obligation of the Company or Advisor (as applicable) to indemnify such Indemnified Party. If such Indemnified Party shall actually recover any amounts under any applicable insurance policies or other indemnity then available, it shall offset the net proceeds so received against any amounts owed by the Company or Advisor (as applicable) by reason of the indemnity provided hereunder or, if all such amounts shall have been paid by the Company or Advisor (as applicable) in full prior to the actual receipt of such net insurance proceeds, it shall pay over such proceeds (up to the amount of indemnification paid by the Company or Advisor (as applicable) to such Indemnified Party) to the Company or Advisor (as applicable). If the amounts in respect of which indemnification is sought arise out of the conduct of the business and affairs of the Company or Advisor and also of any other Person or entity for which the Indemnified Party hereunder was then acting in a similar capacity, the amount of the indemnification to be provided by the Company or Advisor (as applicable) may be limited to the Company’s or Advisor’s (as applicable) allocable share thereof if so determined by the Company or Advisor (as applicable) in good faith. Notwithstanding anything to the contrary in this Section 8 and for greater certainty it is understood and/or agreed that, to the extent that an Indemnified Party is also entitled to be indemnified by one or more portfolio entities, it is intended that (i) such portfolio entities shall be the indemnitors of first resort, (ii) the Company’s or Advisor’s (as applicable) obligation, if any, to indemnify any Indemnified Party shall be reduced by any amount that such Indemnified Party shall collect as indemnification from such entity and from any then available insurance policies, which the Indemnified Party shall have an obligation to seek payment from prior to seeking payment from the Company or Advisor in respect of such Claims, and (iii) if the Company or Advisor pays or causes to be paid any amounts that should have been paid by such portfolio entity or under such insurance policies, then (x) the Company or Advisor (as applicable) shall be fully subrogated to all rights of the relevant Indemnified Party with respect to such payment, and (y) each relevant Indemnified Party shall assign to the Company or Advisor (as applicable) all of the Indemnified Party’s rights to indemnification from or with respect to such entity’s indemnification.

(e)	The provisions of this Section 8 shall survive the expiration or earlier termination of this Agreement.

Section 9.    No Joint Venture. The Company and the Advisor are not partners or joint venturers with each other and nothing herein shall be construed to make them such partners or joint venturers or impose any liability as such on either of them.

Section 10.    Term; Renewal; Termination Without Cause.

(a)This Agreement became effective on the Effective Date and shall continue in operation, unless terminated in accordance with the terms hereof, until the third anniversary of the Effective Date (the “Initial Term”). After the Initial Term, this Agreement shall be deemed renewed automatically each year for an additional one-year period (an “Automatic Renewal Term”) unless the Company or the Advisor elects not to renew this Agreement in accordance with Section 10(b) or Section 10(d), respectively.

(b)Notwithstanding any other provision of this Agreement to the contrary, upon the expiration of the Initial Term or any Automatic Renewal Term and upon one hundred eighty (180) days’ prior written notice to the Advisor (the “Termination Notice”), the Company may, without cause, in connection with the expiration of the Initial Term or the then current Automatic Renewal Term, decline to renew this Agreement (any such nonrenewal, a “Termination Without Cause”) upon the affirmative vote of at least two-thirds (2/3) of the Independent Directors that (1) there has been unsatisfactory performance by the Advisor that is materially detrimental to the Company and its Subsidiaries taken as a whole or (2) the Advisory Fee and Securities Manager Incentive Compensation payable to the Advisor are not fair, subject to Section 10(c) below. In the event of a Termination Without Cause, the Company shall pay the Advisor the Termination Fee before or on the last day of the Initial Term or such Automatic Renewal Term, as the case may be (the “Effective Termination Date”). The Company may terminate this Agreement for cause pursuant to Section 12 hereof even after a Termination Notice and, in such case, no Termination Fee shall be payable.

(c)Notwithstanding the provisions of subsection (b) above, if the reason for nonrenewal specified in the Company’s Termination Notice is that at least two-thirds (2/3) of the Independent Directors have determined that the Advisory Fee or the Securities Manager Incentive Compensation payable to the Advisor is unfair, the Company shall not have the foregoing nonrenewal right in the event the Advisor agrees that it will continue to perform its duties hereunder during the Automatic Renewal Term that would commence upon the expiration of the Initial Term or then current Automatic Renewal Term at a fee that at least two-thirds (2/3) of the Independent Directors determine to be fair; provided, however, the Advisor shall have the right to renegotiate the Advisory Fee and/or the Securities Manager Incentive Compensation, by delivering to the Company, not less than one hundred twenty (120) days prior to the pending Effective Termination Date, written notice (a “Notice of Proposal to Negotiate”) of its intention to renegotiate the Advisory Fee and/or the Securities Manager Incentive Compensation. Thereupon, the Company and the Advisor shall endeavor to negotiate the Advisory Fee and/or the Securities Manager Incentive Compensation in good faith. Provided that the Company and the Advisor agree to a revised Advisory Fee, Securities Manager Incentive Compensation or other compensation structure within sixty (60) days following the Company’s receipt of the Notice of Proposal to Negotiate, the Termination Notice

from the Company shall be deemed of no force and effect, and this Agreement shall continue in full force and effect on the terms stated herein, except that the Advisory Fee, the Securities Manager Incentive Compensation or other compensation structure shall be the revised Advisory Fee, Securities Manager Incentive Compensation or other compensation structure as then agreed upon by the Company and the Advisor. The Company and the Advisor agree to execute and deliver an amendment to this Agreement setting forth such revised Advisory Fee, Securities Manager Incentive Compensation, or other compensation structure promptly upon reaching an agreement regarding same. In the event that the Company and the Advisor are unable to agree to a revised Advisory Fee, Securities Manager Incentive Compensation, or other compensation structure during such sixty (60) day period, this Agreement shall terminate on the Effective Termination Date and the Company shall be obligated to pay the Advisor the Termination Fee upon the Effective Termination Date.

(d)No later than one hundred eighty (180) days prior to the expiration of the Initial Term or the then current Automatic Renewal Term, the Advisor may deliver written notice to the Company informing it of the Advisor’s intention to decline to renew this Agreement, whereupon this Agreement shall not be renewed and extended and this Agreement shall terminate effective on the anniversary date of this Agreement next following the delivery of such notice. The Company is not required to pay to the Advisor the Termination Fee if the Advisor terminates this Agreement pursuant to this Section 10(d).

(e)Except as set forth in this Section 10, a nonrenewal of this Agreement pursuant to this Section 10 shall be without any further liability or obligation of either party to the other, except as provided in Section 3(b), Section 5, Section 7, Section 8 and Section 14 of this Agreement.

(f)The Advisor shall cooperate, at the Company’s expense, with the Company in executing an orderly transition of the management of the Company’s consolidated assets to a new adviser.

Section 11.    Assignments.

(a)Assignments by the Advisor. This Agreement shall terminate automatically without payment of the Termination Fee in the event of its assignment, in whole or in part, by the Advisor, unless such assignment is consented to in writing by the Company with the consent of a majority of the Independent Directors. Any such permitted assignment shall bind the assignee under this Agreement in the same manner as the Advisor is bound, and the Advisor shall be liable to the Company for all acts or omissions of the assignee under any such assignment. In addition, the assignee shall execute and deliver to the Company a counterpart of this Agreement naming such assignee as the Advisor. Notwithstanding the foregoing, the Advisor may, at any time without the approval of the Company and without the approval of the Company’s Independent Directors, (i) assign this Agreement to one or more Affiliates of the Advisor and (ii) delegate to one or more of its Affiliates, including sub-advisers where applicable, the performance of any of its responsibilities hereunder so long as it remains liable for any such Affiliate’s performance, in each case so long as such assignment or delegation does not require the Company’s consent under the Investment Advisers Act of 1940, as amended (but if any such consent is required, the Company shall not unreasonably withhold, condition or delay its consent). Nothing contained in this Agreement shall preclude any pledge, hypothecation or other transfer of any amounts payable to the Advisor under this Agreement.

(b)Assignments by the Company. This Agreement shall not be assigned by the Company without the prior written consent of the Advisor, except in the case of assignment by the Company to another REIT or other organization which is a successor (by merger, consolidation, purchase of assets, or other transaction) to the Company, in which case such successor organization shall be bound under this Agreement and by the terms of such assignment in the same manner as the Company is bound under this Agreement.

Section 12.    Termination for Cause.

(a)The Company may terminate this Agreement effective upon thirty (30) days’ prior written notice of termination from the Company to the Advisor, without payment of any Termination Fee, upon the occurrence of a Cause Event.

(b)The Advisor may terminate this Agreement effective upon sixty (60) days’ prior written notice of termination to the Company in the event that the Company shall default in the performance or observance of any material term, condition or covenant contained in this Agreement and such default shall continue for a period of thirty (30) days after written notice thereof specifying such default and requesting that the same be remedied in such thirty (30) day period. The

Company is required to pay to the Advisor the Termination Fee if the termination of this Agreement is made pursuant to this Section 12(b).

(c)The Advisor may terminate this Agreement if the Company becomes required to register as an investment company under the Investment Company Act, with such termination deemed to occur immediately before such event, in which case the Company shall not be required to pay the Termination Fee.

Section 13.    Action Upon Termination. From and after the effective date of termination of this Agreement pursuant to Sections 10, 11, or 12 of this Agreement, the Advisor shall not be entitled to compensation for further services hereunder, but shall be paid all compensation accruing to the date of termination and, if terminated pursuant to Section 12(b) hereof or not renewed pursuant to Section 10(b) hereof (subject to Section 10(c) hereof), the Termination Fee. Upon any such termination, the Advisor shall forthwith:

(a)after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled, pay over to the Company or a Subsidiary all money collected and held for the account of the Company or a Subsidiary pursuant to this Agreement;

(b)deliver to the Company and the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Company and the Board with respect to the Company and any Subsidiaries; and

(c)deliver to the Company and/or the Board, as applicable, all property and documents of the Company and any Subsidiaries then in the custody of the Advisor, provided that the Advisor shall be permitted to retain copies of such documents for its records, and if so retained, the Advisor shall continue to be bound by the confidentiality obligations and other obligations set forth in Section 5 hereof with respect to the retained documents.

Section 14.    Release of Money or Other Property Upon Written Request.

The Advisor agrees that any money or other property of the Company (which such term, for the purposes of this Section, shall be deemed to include any and all of its Subsidiaries, if any) held by the Advisor shall be held by the Advisor as custodian for the Company, and the Advisor’s records shall be appropriately and clearly marked to reflect the ownership of such money or other property by the Company. Upon the receipt by the Advisor of a written request signed by a duly authorized officer of the Company requesting the Advisor to release to the Company any money or other property then held by the Advisor for the account of the Company under this Agreement, the Advisor shall release such money or other property to the Company within a reasonable period of time, but in no event later than thirty (30) days following such request. Upon delivery of such money or other property to the Company, the Advisor shall not be liable to the Company, CMFT, the Board, or CMFT’s stockholders for any acts or omissions by the Company in connection with the money or other property released to the Company in accordance with this Section. The Company shall indemnify the Advisor, its directors, officers, stockholders, employees and agents against any and all Losses which arise in connection with the Advisor’s proper release of such money or other property to the Company in accordance with the terms of this Section 14. Indemnification pursuant to this provision shall be in addition to any right of the Advisor to indemnification under Section 8 of this Agreement.

Section 15.    Representations and Warranties.

(a)	The Company hereby represents and warrants to the Advisor as follows:
(i)The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware, has the limited liability company power and authority and the legal right to own and operate its assets, to lease any property it may operate as lessee and to conduct the business in which it is now engaged and is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Company and its Subsidiaries, if any, taken as a whole.
(ii)The Company has the limited liability company power and authority and the legal right to make, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary corporate action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other Person that has not already been obtained, including stockholders and creditors of the Company, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Company in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized officer of the Company, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of the Company enforceable against the Company in accordance with its terms.
(iii)The execution, delivery and performance of this Agreement and the documents or instruments required hereunder will not violate any provision of any existing law or regulation binding on the Company, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Company, or the Governing Agreements of the Company or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Company is a party or by which the Company or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Company and its Subsidiaries, if any, taken as a whole, and will not result in, or require, the creation or imposition of any lien or any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

(b)	The Advisor hereby represents and warrants to the Company as follows:
(i)The Advisor is duly organized, validly existing and in good standing under the laws of the State of Delaware, has the limited liability company power and authority and the legal right to conduct the business in which it is now engaged and is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Advisor.
(ii)The Advisor has the limited liability company power and authority and the legal right to make, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary corporate action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other Person, including members and creditors of the Advisor, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Advisor in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized officer of the Advisor, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of the Advisor enforceable against the Advisor in accordance with its terms.
(iii)The execution, delivery and performance of this Agreement and the documents or instruments required hereunder will not violate any provision of any existing law or regulation binding on the Advisor, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Advisor, or the Governing Agreements of, or any securities issued by the Advisor or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Advisor is a party or by which the Advisor or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Advisor, and will not result in, or require, the creation or imposition of any lien or any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

Section 16.    Miscellaneous.

(a)Notices. Any notices that may or are required to be given hereunder by any party to another shall be deemed to have been duly given if (i) personally delivered or delivered by facsimile, when received, (ii) sent by
U.S. Express Mail or recognized overnight courier, on the second following Business Day (or third following Business Day if mailed outside the United States), (iii) delivered by electronic mail, when received or (iv) posted on a password protected website maintained by the Advisor and for which the Company has received access instructions by electronic mail, when posted:

The Company:	CMFT Securities Investments, LLC
2398 E. Camelback Road, 4th Floor
Phoenix, Arizona 85016
Attention: President and Chief Executive Officer

The Advisor:	CIM Capital IC Management, LLC c/o CIM Group, LLC 4700 Wilshire Boulevard
Los Angeles, California 90010
Attention: President

(b)Binding Nature of Agreement; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided herein.

(c)Integration. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

(d)Amendments. Neither this Agreement, nor any terms hereof, may be amended, supplemented or modified except in an instrument in writing executed by the parties hereto.

(e)GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE.

(f)WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(g)Survival of Representations and Warranties. All representations and warranties made hereunder, and in any document, certificate or statement delivered pursuant hereto or in connection herewith, shall survive the execution and delivery of this Agreement.

(h)No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of a party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

(i)Costs and Expenses. Each party hereto shall bear its own costs and expenses (including the fees and disbursements of counsel and accountants) incurred in connection with the negotiations and preparation of this Agreement and all matters incident thereto.

(j)Section Headings. The section and subsection headings in this Agreement are for convenience in reference only and shall not be deemed to alter or affect the interpretation of any provisions hereof.

(k)Counterparts. This Agreement may be executed by the parties to this Agreement on any number of separate counterparts (including by facsimile), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

(l)Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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IN WITNESS WHEREOF, each of the parties hereto has executed this Amended and Restated Advisory Agreement as of the date first written above.

CMFT SECURITIES INVESTMENTS, LLC

By:	/s/ Nathan D. DeBacker
	Name:	Nathan D. DeBacker
	Title:	Chief Financial Officer

CIM CAPITAL IC MANAGEMENT, LLC

By:	/s/ David Thompson
	Name:	David Thompson
	Title:	Vice President